Exhibit T3A.29.3

The Commonwealth of Massachusetts

MICHAEL JOSEPH CONNOLLY

Secretary of State ONE ASHBURTON PLACE, BOSTON, MASS. 02108	FEDERAL IDENTIFICATION NO. 04-2547678

ARTICLES OF AMENDMENT

General Laws, Chapter 156B, Section 72
     This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

Executive Vice President
We, Judith L. Gass
Cyril Hochberg	,Clerk
EATON FINANCIAL CORPORATION

(Name of Corporation)
located at The Beaumont Building, P.C. Box 846, 27 Hollis St., Framingham, MA 01701 do hereby certify that the following amendment to the articles of organization of the corporation was duly adopted on June 27, 1983, by the unanimous consent of the holders of

8,733	shares of	common stock	out of	8,733	shares outstanding,
		(Class of Stock)
	shares of		out of		shares outstanding, and
		(Class of Stock)
	shares of		out of		shares outstanding.
		(Class of Stock)

CROSS OUT	Two-thirds of each class outstanding and entitled to vote thereon
INAPPLICABLE
CLAUSE

[1]	For amendments adopted pursuant to Chapter 156B, Section 70

[2]	For amendments adopted pursuant to Chapter 156B, Section 71
Note: If the space provided under any Amendment of item on this form is insufficient, additions shall be set forth on separate 8 1/2x11 sheets of paper leaving a left hand margin of at least 1 inch for binding additions to more than one Amendment may be continued on a single sheet so long as each Amendment requiring each such addition is clearly indicated.

FOR INCREASE IN CAPITAL FILL IN THE FOLLOWING:
The total amount of capital stock already authorized is	{	shares preferred shares common shares preferred shares common	} }	with par value without par value

The amount of additional capital stock authorized is	{	shares preferred shares common shares preferred shares common	} }	with par value without par value

VOTED:	To amend the Articles of Organization of the Corporation as follows:

1.	To change the present authorized 12,500 shares of no par value common stock into shares of common stock with a par value of $.10 per share.

2.	To increase the authorized shares of $.10 par value common stock to 5,000,000 shares.

3.	Each certificate representing shares of the no par value common stock shall hereafter represent a like number of shares of the $.10 par value common stock and shall be surrendered in exchange for a new certificate of a like number of shares of $.10 par value common stock.

4.	Each share of $.10 par value common stock of the Corporation issued and outstanding be split up into 50 shares of $.10 par value common stock, and new certificates of shares be issued accordingly.

5.	To amend Article 6 of the Articles of Organization by adding to Article 6 the Amendment as set forth on the page attached hereto and marked Additional Amendment to Article 6.

ADDITIONAL AMENDMENT TO ARTICLE 6
     Amend Article 6 of the Articles of Organization of the Corporation to add a further paragraph thereto reading as follows:
     Notwithstanding the provisions of 521 of chapter 156B of the General Laws or any successor provision of the Business Corporation Law, the Corporation will not cause, suffer or permit to be issued any now or hereafter authorized share of its capital stock for a consideration less than the book value per share of the outstanding shares of such capital stock immediately prior to such issuance. For the purposes hereof the term “book value” shall mean the aggregate positive difference between the assets of the Corporation and the liabilities of the Corporation (other than for capital stock and surplus), all determined in accordance with generally accepted principles of accounting; and the term “book value per share” shall mean book value as determined in accordance with the preceding definition divided by the number of shares of capital stock of the Corporation outstanding on the date of such determination. Any determination of the book value of a share of capital stock made in accordance with this provision shall be based upon a balance sheet of the Corporation as of the end of its most recent fiscal year prepared and certified by the independent certified public accountants then regularly engaged by the Corporation. Any sale of a share of capital stock of the Corporation effected within twelve months of the close of a fiscal year for a price which complies with the requirements of this provision shall be prima facie valid without regard to the presumed impact on book value of the results of operations of the Corporation for the period from the beginning of such subsequent fiscal year to and including the date of such sale. For the purposes of measuring compliance with the requirements of this provision if the Corporation shall issue options or warrants, the measuring date for the determination of book value shall be the date of the issuance of the option or warrant not the date of the exercise thereof.

     The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 30th day of      June    , in the year 1983

/s/ Judith L. Gass Judith L. Gass	Executive Vice President Clerk
/s/ Cyril Hochberg Cyril Hochberg